CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonos, Inc. of our report dated November 23, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sonos, Inc.'s Annual Report on Form 10-K for the year ended October 3, 2020.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
May 12, 2021